                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       American Standard Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                      LOGO

                        American Standard Companies Inc.

                                          Notice of Annual Meeting
                                          of Stockholders and
                                          Proxy Statement

                                          May 1, 1997
                                          Embassy Suites Hotel
                                          121 Centennial Avenue
                                          Piscataway, New Jersey

American Standard Logo      Corporate Headquarters
------------------------------
                           One Centennial Avenue
                           P.O. Box 6820
                           Piscataway, NJ 08855-6820
                           Phone 908.980.6000
EMMANUEL A. KAMPOURIS
Chairman, President and
Chief Executive Officer

                                                                  March 26, 1997

Dear Stockholder:

     The Annual Meeting of Stockholders of American Standard Companies Inc. will be held on Thursday, May 1, 1997, at 10:00 A.M. (EDT), at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey. We hope that many of our stockholders will be able to attend.

     This meeting is our third meeting of stockholders since becoming a public company in February 1995. Your attendance at this meeting will provide you the opportunity to meet with our directors and senior management and hear their report on your Company's recent performance and vision for its future. We will also consider the items of business set forth in the attached formal notice of meeting and proxy statement. Our 1996 Annual Report accompanies this proxy statement.

     If you find you are unable to attend in person, we urge you to participate in the meeting by voting your stock by proxy. You can do so conveniently by filling out and returning the enclosed proxy card.

                                          Sincerely,

                                                /s/ Emmanuel A. Kampouris
                                                  EMMANUEL A. KAMPOURIS
                                                 Chairman, President and
                                                 Chief Executive Officer

American Standard Companies Inc.
--------------------------------------------------------------------------------
Air Conditioning: Trane(R), American Standard(R), Plumbing: American Standard(R), Ideal Standard(R), Standard(R), Automotive: WABCO(R)

                        AMERICAN STANDARD COMPANIES INC.

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

To The Stockholders of
  AMERICAN STANDARD COMPANIES INC.:

     The Annual Meeting of Stockholders of American Standard Companies Inc. (the "Company") will be held at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, on Thursday, May 1, 1997, at 10:00 A.M. (EDT) to consider and act upon the following:

        1. The election of three Class II Directors with terms expiring at the 2000 Annual Meeting of Stockholders;

        2. Approval of The American Standard Companies Inc. Employee Stock Purchase Plan.

        3. Ratification of the appointment of Ernst & Young LLP as independent Certified Public Accountants for the year 1997; and

        4. Such other business as may properly come before the meeting.

     Stockholders of record of the Company's Common Stock as of the close of business on March 11, 1997 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the offices of the Company at One Centennial Avenue, Piscataway, New Jersey. On the date of the Annual Meeting, the list of stockholders will be available at the place of the Annual Meeting.

     In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting fill in, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                           By order of the Board of Directors,

                                                  /s/ Richard A. Kalaher
                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary
Piscataway, New Jersey
March 26, 1997

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Standard Companies Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on May 1, 1997 and at any adjournments thereof. The mailing of this Proxy Statement and proxy card is to commence on or about March 28, 1997. The 1996 Annual Report of the Company has been sent to all stockholders together with this Proxy Statement. The time and place of the Annual Meeting is set forth in the Notice that accompanies this Proxy Statement.

                                    GENERAL

     Holders of the Company's common stock, par value $.01 per share (the "Common Stock"), are entitled to one vote per share on the matters to be considered at this Annual Meeting. Only stockholders of record at the close of business on March 11, 1997 will be entitled to vote. At such time, after giving effect to the repurchase by the Company of approximately 4.6 million shares of Common Stock as described below under the heading Recent Corporate Developments, 73,820,967 shares of Common Stock were outstanding and entitled to vote. The holders of record of a majority of the shares of Common Stock outstanding on March 11, 1997 will constitute a quorum.

     All shares represented by properly executed proxy cards received in time for the meeting will be voted in accordance with the choices indicated or, if no choice is indicated, will be voted in accordance with the recommendations of the Board of Directors. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the slate of director nominees proposed by the Board of Directors, for approval of The American Standard Companies Inc. Employee Stock Purchase Plan and for ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the year 1997. Stockholders may strike out the names of proxy holders designated by the Board of Directors on the proxy card and substitute the name of any other person whom they wish to represent them at the meeting. A stockholder may revoke any proxy by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy card bearing a later date with the Secretary of the Company.

     The Company bears the cost of this solicitation. Proxies may be solicited by mail, telephone, by other means of electronic transmission or personally by Directors, officers and regular employees of the Company. The Company will reimburse persons holding stock in their names or in the names of their nominees for expenses of forwarding proxy material to their principals.

     The mailing address of the Company's principal executive office is P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

                         RECENT CORPORATE DEVELOPMENTS

     Pursuant to a Stock Disposition Agreement dated December 16, 1996 (the "Stock Disposition Agreement"), among the Company, Kelso & Company, L. P. ("Kelso") and Kelso ASI Partners, L. P. ("ASI Partners"), ASI Partners agreed to dispose of substantially all of its 20,838,656 shares of Common Stock by means of a secondary public offering of approximately 12.4 million shares of Common Stock (including 1.6 million shares subject to the underwriters' over-allotment option), the repurchase by the Company of approximately 4.6 million shares of Common Stock and distribution by ASI Partners of the remaining shares to its investors. As of March 11, 1997, ASI Partners had disposed of all but 5,401,598 of such shares and will, therefore, be entitled to vote such shares at the Annual Meeting. As of the date of this Proxy Statement, ASI Partners has disposed of all such 5,401,598 by means of the sale of approximately 1.6 million shares upon exercise of the underwriters' over-allotment option and distribution of approximately 3.8 million shares to the investors in ASI Partners. As a result, ASI Partners currently no longer owns any of the Company's Common Stock and the Company and ASI Partners have terminated the Amended and Restated Stockholders Agreement among the Company, ASI Partners and certain of the Company's employees, pursuant to which ASI Partners had the right, among other things, to designate a certain number of nominees for election to the Company's Board of Directors.

                                STOCK OWNERSHIP

     Set forth below is the number of shares of Common Stock, the only outstanding voting stock of the Company, beneficially owned as of March 11, 1997 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein (the "Named Officers"), all directors and executive officers of the Company as a group, and each 5% holder.

                                                                             SHARES
                                                                          BENEFICIALLY   PERCENT OF
                   NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED         CLASS
  ----------------------------------------------------------------------  ------------   ----------
  FMR Corp.(a)..........................................................    10,133,039      13.7%
  Kelso ASI Partners, L.P.(b)...........................................     5,401,598       7.3%
  Joseph S. Schuchert(b)(e).............................................     5,912,777       8.0%
  Frank T. Nickell(b)(e)................................................     5,607,219       7.6%
  George E. Matalich(b)(e)..............................................     5,461,645       7.4%
  Thomas R. Wall IV(b)(e)...............................................     5,446,672       7.4%
  Emmanuel A. Kampouris(c)(d)...........................................       884,640       1.2%
  George H. Kerckhove(c)(d).............................................       352,546         *
  Horst Hinrichs(c)(d)..................................................       278,882         *
  Fred A. Allardyce(c)(d)...............................................       397,725         *
  William A. Klug(c)(d).................................................       298,796         *
  Steven E. Anderson(c).................................................         5,819         *
  Shigeru Mizushima(c)..................................................         6,579         *
  Roger W. Parsons(c)...................................................         5,819         *
  J. Danforth Quayle(c).................................................         5,819         *
  David M. Roderick(c)..................................................         5,819         *
  John Rutledge(c)......................................................         5,819         *
  American-Standard Employee Stock Ownership Plan (the "ESOP")(e).......    11,301,879      15.3%
  All directors and executive officers of the Company as a group (36
    persons, including the foregoing)(d)(e).............................    10,438,497      14.2%

---------------
 *  Less than one percent.

(a) In a Schedule 13G dated February 14, 1997, FMR Corp., a Massachusetts corporation and parent holding company ("FMR"), 82 Devonshire Street, Boston Massachusetts, and Edward C. Johnson 3(rd) and Abigail P. Johnson who together with members of their family and trusts for their benefit may be deemed to control FMR, reported dispositive power over all of these shares and voting power over 383,400 of such shares held by FMR and certain of its wholly-owned Investment Advisors.

(b) The business address for such persons is c/o Kelso & Company, L.P., 24th Floor, 320 Park Avenue, New York, N.Y. 10022. Pursuant to the Stock Disposition Agreement, ASI Partners agreed to dispose of substantially all of its 20,838,656 shares of Common Stock by means of a secondary public offering of approximately 12.4 million shares of Common Stock (including 1.6 million shares subject to the underwriters' over-allotment option), the repurchase by the Company of approximately 4.6 million shares of Common Stock and distribution by ASI Partners of the remaining shares to its investors. As of March 11, 1997, ASI Partners had completed the secondary offering and repurchase transactions and owned the number of shares set forth above in the stock ownership table. As of the date of this Proxy Statement, ASI Partners has disposed of such 5,401,598 shares by means of the sale of 1.6 million shares of Common Stock upon exercise of the underwriters' over-allotment option, and the distribution of all remaining shares to its investors. As a result, ASI Partners no longer owns any of the Company's Common Stock.

(c) Mr. Kampouris is Chairman, President and Chief Executive Officer (a Named Officer) and a director of the Company. Messrs. Hinrichs and Kerckhove are Named Officers and directors of the Company. Messrs. Allardyce and Klug are Named Officers of the Company and Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and Rutledge are directors of the Company.

(d) The business address for the ESOP is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of the ESOP. Its business address is 400 Puritan Way, Mail Zone-M3F, Marlborough, Massachusetts 01752-3070. As of March 11, 1997, all of the shares held in the ESOP were allocated to ESOP participants, including 199,608 shares allocated to all executive officers of the Company as a group. The number of shares shown for executive officers in the table above includes shares allocated to their accounts in the ESOP. Shares in the ESOP that have been allocated to participants are voted by the ESOP trustee in accordance with the instructions of participants and where no participant instructions are received, such shares are not voted. Unallocated shares are voted by the ESOP trustee in the same proportion as the shares for which instructions are received. Currently, there are no unallocated shares held by the ESOP trustee. Until termination of employment, a participant cannot dispose of shares in his ESOP account. The shares allocated to the Named Officers' ESOP accounts as of March 11, 1997 are as follows: Mr. Kampouris, 12,040 shares; Mr. Kerckhove, 11,713 shares; Mr. Hinrichs, 12,549 shares; Mr. Allardyce, 12,507 shares; and Mr. Klug, 12,463 shares.

    The number of shares shown for Named Officers and all current directors and executive officers as a group includes currently exercisable options to purchase shares of Common Stock as follows: Mr. Kampouris, 400,000; Mr. Kerckhove, 113,333; Mr. Hinrichs, 113,333; Mr. Allardyce, 113,333; Mr. Klug, 83,333; and all executive officers, 1,999,923.

    The number of shares shown for Named Officers in the table above does not reflect shares of Common Stock issued as part of payouts under the Long-Term Incentive Compensation Plan ("LTIP") and the 1994-1995 Supplemental Incentive Compensation Plan, which shares are held in trust under a trust agreement (the "Executive Trust"). Shares in the Executive Trust are voted by the trustee as directed pursuant to the terms of the LTIP. Until termination of employment, a beneficiary of the Executive Trust cannot dispose of shares credited to his account. Shares of Common Stock in the Named Officers' accounts in the Executive Trust are as follows: Mr. Kampouris, 31,644 shares; Mr. Kerckhove, 14,428 shares; Mr. Hinrichs, 13,830 shares; Mr. Allardyce, 9,750 shares; and Mr. Klug, 9,698 shares. The shares in Executive Trust accounts for all executive officers as a group total 118,526 shares.

    Also not included above are 25,325 shares of Common Stock held in a similar grantor's trust for the account of certain executive officers earned under an employee incentive plan prior to their becoming officers.

(e) Of the total shares indicated, 5,401,598 shares represent shares of Common Stock owned on March 11, 1997 by ASI Partners in which Mr. Schuchert, a director of the Company, and Messrs. Matelich, Nickell and Wall may be deemed to share beneficial ownership by virtue of their status as general partners of Kelso American Standard Partners, L.P., the general partner of ASI Partners. As of the date of this Proxy Statement, ASI Partners had disposed of all such shares. Messrs. Schuchert, Nickell, Matelich and Wall disclaim beneficial ownership of such securities.

OWNERSHIP AND TRANSACTIONS REPORTS

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1996.

                           1.  ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of eleven directors. The Company's Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year term, provided that: (i) the initial term of the Class I Directors expired at the 1996 annual meeting of stockholders, (ii) the initial term of the Class II Directors will expire at the 1997 annual meeting of stockholders, and
(iii) the initial term of the Class III Directors will expire at the 1998 annual meeting of stockholders. Following the completion of the transactions contemplated in the Stock Disposition Agreement, Frank T. Nickell, a Class II Director, resigned as a Director as of March 24, 1997. John Rutledge, also a Class II Director, has notified the Company that he will not stand for reelection at the Annual Meeting. The Company's By-laws have, therefore, been amended to reduce the Board of Directors to nine members, to be divided equally among the three Classes, effective immediately prior to election of Directors at the Annual Meeting, and Joseph S. Schuchert, presently a Class III Director, will resign immediately prior to the election of Directors at the Annual Meeting and stand for election as a Class II Director. Accordingly, at the Annual Meeting, the stockholders will vote to elect three Class II Directors for a term expiring in 2000. All directors are elected for their terms and until their successors are duly elected and qualified.

     The Board of Directors has no reason to believe that any of the nominees set forth below will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the proxy card as proxy holders, unless otherwise instructed, will vote for the substitute nominee designated by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. Abstentions (including broker non-votes) will have no effect on the outcome of the vote.

                                  DIRECTORS(1)

NOMINEES

  NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERMS EXPIRING AT 2000 ANNUAL
                                    MEETING

SHIGERU MIZUSHIMA -- AGE 53

     Mr. Mizushima has been President and Chief Operating Officer of Daido Hoxan Inc. since the merger in April 1993 of Hoxan Corporation with Daido Sanso Company (a subsidiary of Air Products and Chemicals Inc.). Prior thereto Mr. Mizushima was President of Hoxan Corporation, a position he held since 1984. He is also a director of Daido Hoxan Inc. Daido Hoxan Inc. is the second largest supplier of industrial gases in Japan and is a non-exclusive distributor of American Standard Inc. plumbing products in Japan. Mr. Mizushima has served as a director of the Company since July 1988.

J. DANFORTH QUAYLE -- AGE 50

     Mr. Quayle served as Vice President of the United States from January 1989 to January 1993. Since leaving that office Mr. Quayle served as founding Chairman and is presently a director of Circle Investors, Inc. (an investment planning and consulting firm). He is a director of Central Newspapers, Inc., and U.S. Filter Corporation, and served as a director of Amtran Inc. from February through October of 1996. Mr. Quayle has served as a director of the Company since September 1993.

JOSEPH S. SCHUCHERT -- AGE 68

     Mr. Schuchert has been Chairman, Chief Executive Officer and a director of Kelso & Companies, Inc., since March 1989. Kelso & Companies, Inc. is the general partner of Kelso. From 1984 to 1989 Mr. Schuchert was managing general partner of Kelso. He is also a director of Earle M. Jorgensen Company. Mr. Schuchert has served as a director of the Company since May 1988.

     On December 23, 1992, Kelso & Companies, Inc. and its Chief Executive Officer, Mr. Schuchert, without admitting or denying the findings contained therein, consented to an administrative order in respect of a Commission inquiry relating to the 1990 acquisition of a portfolio company by an affiliate of Kelso &

---------------

1 All the directors of the Company are also directors of American Standard Inc.
  Ages of directors are given as of March 1, 1997

Companies, Inc. The order found that the tender offer filing by such affiliate in connection with the acquisition did not comply fully with the Commission's tender offer reporting requirements, and required Kelso & Companies, Inc. and Mr. Schuchert to comply with these requirements in the future.

DIRECTORS CONTINUING IN OFFICE

          CLASS III DIRECTORS -- TERMS EXPIRING AT 1998 ANNUAL MEETING

STEVEN E. ANDERSON -- AGE 54

     Mr. Anderson served as National Partner in Charge -- Industries of KPMG Peat Marwick and a member of the firm's Management Committee from November 1990 until he retired in June 1994. Prior thereto his responsibilities have included Partner in Charge of the Boston Audit Department and Managing Partner of the Seattle office. He became a partner of the firm in 1977, having joined the firm in 1967. Mr. Anderson has served as a director of the Company since September 1994.

EMMANUEL A. KAMPOURIS -- AGE 62

     Mr. Kampouris was elected Chairman in December 1993 and President and Chief Executive Officer of the Company and American Standard Inc. in February 1989. Prior thereto he was Senior Vice President, Building Products, from 1984 to February 1989. He is also a director of Daido Hoxan Inc. Mr. Kampouris has served as a director of the Company since July 1988.

ROGER W. PARSONS -- AGE 55

     Mr. Parsons is Group Managing Director of Rea Brothers Group PLC ("Rea Brothers Group"), which he joined in 1988 after a career in banking. Rea Brothers Group is a U.K. holding company of subsidiaries engaged in the investment banking business. He also holds directorships in several subsidiaries of Rea Brothers Group. Mr. Parsons has served as a director of the Company since March 1994.

           CLASS I DIRECTORS -- TERMS EXPIRING AT 1999 ANNUAL MEETING

HORST HINRICHS -- AGE 64

     Mr. Hinrichs was elected Senior Vice President, Automotive Products, of the Company and American Standard Inc. in December 1990. Prior thereto he served as Vice President and Group Executive, Automotive Products, from 1987 to 1990. Mr. Hinrichs has served as a director of the Company since March 1991.

GEORGE H. KERCKHOVE -- AGE 59

     Mr. Kerckhove was elected Senior Vice President, Plumbing Products, of the Company and American Standard Inc. in June 1990. Prior thereto he was Vice President and Group Executive of European Plumbing Products from 1988 until June 1990. Mr. Kerckhove has served as a director of the Company since September 1990.

DAVID M. RODERICK -- AGE 72

     Mr. Roderick joined USX Corporation (formerly United States Steel Corporation) in 1959, becoming Chairman of the Board and Chief Executive Officer in 1979, retiring from the latter position in 1989 and from the USX Board in 1994. He is a director of Kelso & Companies, Inc., Earle M. Jorgensen Company, and Presbyterian University Hospital. He is also Chairman Emeritus of the U.S. Korea Business Council. Mr. Roderick has served as a director of the Company since June 1994.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

     Each outside director is paid a fee of $6,750 per calendar quarter and in addition receives a fee of $1,000 for attendance at each meeting and reconvened meeting of the Board or committee of the Board of either the Company or of American Standard Inc., except that no separate fees are paid for attendance at meetings of the Board or committee of the Board of American Standard Inc. that are held on the same day the Board or corresponding committee of the Board of the Company meets. The only directors currently eligible for directors' fees are those who are not employees of the Company, American Standard Inc. or Kelso. They are Messrs. Anderson, Mizushima, Parsons, Quayle, Roderick and Rutledge. All directors are reimbursed for reasonable expenses incurred to attend meetings.

     A Supplemental Compensation Plan for Outside Directors ("Supplemental Compensation Plan") was adopted in June 1989 and amended in March 1996. Prior to the 1996 amendment, directors were credited with units representing shares of Common Stock at the date of their election to the Board and paid the value of such units at the end of their directorships. Under the Supplemental Compensation Plan, as amended, a plan account is established for each participating director consisting of shares of restricted Common Stock of the Company equal in number to the units awarded to each director under the Supplemental Compensation Plan prior to the 1996 amendment thereof. Directors' restricted Common Stock may be voted by the director owning such stock but may not be sold until the director is no longer serving on the Board. The plan account for Mr. Mizushima, who became a director prior to January 1, 1993, consists of 6,579 restricted shares and for those participating directors who became Board members subsequent to January 1, 1993, the plan accounts consist of 5,819 restricted shares each. Persons becoming Board members for the first time after March 1996 will be granted restricted shares of Common Stock equivalent in value to $100,000, calculated at the per-share closing price of Common Stock on the last day such stock is traded on the New York Stock Exchange immediately preceding the date of such Board member's election. When a participating director ceases to be a member of the Board, he or his beneficiary will receive the shares of Common Stock in his plan account. If a participating director is removed for cause, his entire interest in the Plan is forfeited. Employee directors and Messrs. Nickell and Schuchert do not participate in the Supplemental Compensation Plan.

COMMITTEES OF THE BOARD

     The Board has standing Executive, Audit and Management Development and Nominating Committees.

     Members of the Executive Committee are Messrs. Kampouris (Chairman), Hinrichs, Kerckhove and Schuchert.

     Members of the Audit Committee are Messrs. Parsons (Chairman), Anderson and Quayle.

     Members of the Management Development and Nominating Committee are Messrs. Schuchert (Chairman), Anderson, Parsons and Quayle.

     The Executive Committee functions when the Board is not in session. It may declare dividends and authorize the issuance of stock, as well as exercise all other powers and authority of the Board of Directors in the management of the business and affairs of the Company. It may not, however, amend the Company's Restated Certificate of Incorporation or Amended By-Laws, adopt agreements of merger or consolidation or propose the sale or other disposition of substantially all of the Company's assets or the dissolution of the Company. The Executive Committee did not meet in 1996.

     The Audit Committee reviews the following: the scope of internal and independent audits; the Company's annual financial statements and Annual Report on Form 10-K; the adequacy of internal controls and recommendations regarding improvements; significant changes in accounting policies; business conduct and conflicts of interest. In addition, the Committee recommends the engagement of independent public accountants, subject to stockholder ratification, and reviews their performance and the reasonableness of their fees. The Committee also reviews major litigation, compliance with environmental standards and the investment performance and funding of the Company's retirement plans. The Audit Committee met three times in 1996.

     The Management Development and Nominating Committee functions both as a compensation and as a nominating committee. It reviews and makes recommendations with respect to officers' salaries and employee benefits and administers certain employee benefit and compensation plans of the Company, including the Company's incentive compensation and stock incentive plans. It also evaluates the quality of management and management improvement programs and techniques. This Committee also considers and makes recommendations to the Board for candidates for directors proposed by stockholders. Pursuant to the Company's Amended By-Laws, nominations by stockholders must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the annual meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, nominations must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed. Nominations must be accompanied by information and background of the proposed nominee, including such information as is required by the Company's Amended By-Laws and the proxy rules under the Securities Exchange Act of 1934. The Management Development and Nominating Committee met five times in 1996.

     The Board of Directors had seven meetings, including reconvened meetings, in 1996. All directors attended 75% or more of the combined total of meetings of the Board of Directors and its respective committees held in 1996 during the period in which they served as Directors or committee members.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation (based on the appropriate foreign exchange rates, where applicable) for services in all capacities to the Company for 1996, 1995 and 1994 of those persons who were during 1996 the chief executive officer and the other four most highly compensated executive officers of the Company (herein collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                                  ----------------------------------------
                                                                   OTHER       LONG-TERM COMPENSATION      ALL
                                                                   ANNUAL      -----------------------    OTHER
           NAME AND                                               COMPEN-                      LTIP      COMPEN-
      PRINCIPAL POSITION          YEAR   SALARY(1)    BONUS(2)    SATION(3)    OPTIONS(#)   PAYOUTS(4)   SATION(5)
------------------------------    ----   ---------   ----------   --------     ----------   ----------   --------
Emmanuel A. Kampouris.........    1996   $683,333    $1,500,000   $233,905            --    $1,067,222   $229,951
  Chairman, President &           1995    600,000     1,200,000    219,373       600,000     1,508,113    230,915
  Chief Executive Officer         1994    600,000       850,000    731,996            --       919,913    146,073
George H. Kerckhove...........    1996   $375,000    $  125,000   $  5,863            --    $  471,467   $ 27,683
  Senior Vice President           1995    362,500       140,000      6,069       170,000       686,159     28,271
                                  1994    350,000       157,000    339,000            --       437,142     29,261
Horst Hinrichs................    1996   $310,284    $  132,000   $  3,747            --    $  443,496   $ 21,542
  Senior Vice President           1995    361,044       200,000      3,870       170,000       697,929     21,350
                                  1994    342,394       175,000    270,000            --       406,676     20,838
Fred A. Allardyce.............    1996   $306,667    $  132,000   $ 62,815            --    $  352,667   $ 47,012
  Vice President & Chief          1995    290,000       130,000     25,574       170,000       498,300     42,589
  Financial Officer               1994    285,000       127,000    348,011            --       298,220     22,427
William A. Klug...............    1996   $250,000    $  132,000   $  7,497            --    $  299,900   $ 27,758
  Vice President                  1995    250,000       120,000      8,099       125,000       452,789     28,877
                                  1994    233,000       100,000    240,000            --       288,465     30,945

---------------
(1) Includes amounts deferred by each of the Named Officers under the Savings Plan of American Standard Inc. and Participating Subsidiary Companies (the "Savings Plan").

(2) Represents annual bonus earned for the year reported but paid in the subsequent year. Annual bonuses may be deferred at the election of the recipient.

(3) The amounts shown in 1995 and 1996 for Mr. Kampouris include allocation of $64,127 and $50,938, respectively, of tax consultant fees. Amounts shown for 1994 include payments under the Company's 1988 Management Investors' Bonus Plan, which, following an acceleration of payments due in 1995, was terminated. The two payments in 1994 were each at the rate of $.60 per share of Common Stock (giving effect to the 2.5 to 1 stock split effected in December 1994) owned by Named Officers, that had been previously acquired by them through stock offerings in 1988.

(4) Amounts for 1996 represent the cash portion of awards to be paid under the LTIP on the basis of estimated achievement of 119.7% of the 1994-1996 performance goal. LTIP awards applicable to achievement in excess of 100% of the applicable performance goal are paid in shares of Common Stock, valued at the average price per share during the month of March in the year awarded, and held in the Executive Trust. For the 1994-1996 LTIP performance period, the estimated values of the shares to be awarded to the named officers are: Mr. Kampouris $210,243; Mr. Kerckhove $92,879; Mr. Hinrichs $87,369; Mr. Allardyce $69,475; and Mr. Klug $57,760. Amounts for 1995 represent the cash portion of awards paid under both (a) the LTIP, on the basis of achievement of 102% of the 1993-1995 performance goal, and (b) the 1994-1995 Supplemental Incentive Compensation Plan, on the basis of achievement of 100% of the applicable performance goal. Amounts for 1994 represent cash payments for the achievement of 96% of the 1992-1994 performance goal. LTIP payouts may be deferred at the election of the recipient. The portions of LTIP awards applicable to achievement of the applicable performance goal in excess of 100%, and 50% of the total awards under the 1994-95 Supplemental Incentive Compensation Plan, were paid to the participants' accounts in the Executive Trust in the form of shares of Common Stock valued at the time the awards were made at $29.57 per share, resulting in share allocations to such accounts of the Named Officers as follows:

                                                                              SUPPLEMENTAL
                                                                  LTIP            PLAN
                                                               ALLOCATION     ALLOCATIONS
                                                               ----------     ------------
        Emmanuel A. Kampouris................................      675           17,226
        George H. Kerckhove..................................      307            7,837
        Horst Hinrichs.......................................      313            7,972
        Fred A. Allardyce....................................      223            5,692
        William A. Klug......................................      203            5,172

(5) Included in All Other Compensation for 1996 was the following:

                                                              PREMIUMS FOR         ESOP
                                                               TERM LIFE       ALLOCATIONS*
                                                               INSURANCE            $
                                                              ------------     ------------
        Emmanuel A. Kampouris...............................    $216,451         $ 13,500
        George H. Kerckhove.................................      14,184           13,500
        Horst Hinrichs......................................       8,043           13,500
        Fred A. Allardyce...................................      33,512           13,500
        William A. Klug.....................................      14,258           13,500

     * Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

     Stock Options. During 1996 the Company granted a total of 21,000 options, a portion of which were granted to one executive officer following such officer's election.

     The following table sets forth information concerning the aggregate number of options held and the value of unexercised "in-the-money" options held at December 31, 1996 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at December 31, 1996). No options held by the Named Officers were exercised in 1996.

                          1996 YEAR-END OPTION VALUES

                                                            OPTION VALUES AT 12/31/96
                                                   -------------------------------------------
                                                       NUMBER OF               VALUE OF
                                                   SHARES UNDERLYING          UNEXERCISED
                                                      UNEXERCISED            IN-THE-MONEY
                                                      OPTIONS AT              OPTIONS AT
                                                       12/31/96                12/31/96
                                                     EXERCISABLE/            EXERCISABLE/
                        NAME                         UNEXERCISABLE           UNEXERCISABLE
    ---------------------------------------------  -----------------     ---------------------
    Emmanuel A. Kampouris........................    200,000/400,000     $3,650,000/$7,300,000
    George H. Kerckhove..........................     56,666/113,334      1,034,155/ 2,068,309
    Horst Hinrichs...............................     56,666/113,334      1,034,155/ 2,068,309
    Fred A. Allardyce............................     56,666/113,334      1,034,155/ 2,068,309
    William A. Klug..............................     41,666/ 83,334        760,405/ 1,520,809

LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS IN 1996

     No LTIP contingent awards were established by the Company during 1996.

     As previously reported in the Company's Proxy Statement dated March 28, 1996, the contingent awards shown below for the LTIP 1996-1998 performance period and for the 1996-1998 Supplemental Incentive Compensation Plan were established during 1995, and the latter plan was approved by the Company's stockholders at the May 2, 1996 Annual Meeting.

         1996-1998 LONG-TERM INCENTIVE COMPENSATION PERFORMANCE PERIOD

                              NUMBER OF        PERFORMANCE OR             ESTIMATED FUTURE PAYOUTS
                                SHARES          OTHER PERIOD          UNDER NON-STOCK-PRICE-BASED PLANS
                               UNITS OR       UNTIL MATURATION     ---------------------------------------
           NAME              OTHER RIGHTS        OR PAYOUT         THRESHOLD       TARGET        MAXIMUM
---------------------------  ------------     ----------------     ---------     ----------     ----------
Emmanuel A. Kampouris......      (a)           1/96-12/98          $ 590,278     $1,180,555     $2,361,111
George H. Kerckhove........      (a)           1/96-12/98            243,750        487,500        975,000
Horst Hinrichs.............      (a)           1/96-12/98            238,540        477,079        954,158
Fred A. Allardyce..........      (a)           1/96-12/98            185,333        370,667        741,334
William A. Klug............      (a)           1/96-12/98            150,000        300,000        600,000

---------------
(a) Awards are denominated in dollars (based on December 31, 1995 foreign exchange rates, where applicable).

     The above table shows the contingent target awards, based on 1995 salary levels, established in 1995 for each Named Officer with respect to the 1996-1998 LTIP performance period. The targets set for the 1996-1998 LTIP performance period are based on the achievement by the end of such performance period of predetermined company-wide levels of inventory turnover rates and a percentage of earnings (before interest and taxes) to sales. The thresholds reflect 50% of the target awards; if the threshold level of inventory turnover or percentage of earnings to sales for the performance period is not achieved, no payout is made. The maximum payout is twice the target award and may be realized by achievement of inventory turnover at a substantially increased rate or by a combination of an increase in inventory turnover and/or percentage of earnings to sales above the threshold performance levels.

     Contingent awards are based on a participant's average annual base salary during his participation in the performance period, subject to prorated adjustment to reflect the duration of participation in the period. At the end of a performance period a payment in cash, notes or in Common Stock of the Company or a combination of any of them, is made on the basis of the achievement of the goal. Termination of employment may result in forfeiture or proration of the award, depending on the nature of the termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a Change of Control (as defined in the LTIP) during the performance period, the performance period shall end and each participant shall be entitled to receive 100% of his target award in cash.

     Shares of Common Stock distributable to plan participants are delivered to the Executive Trust for their benefit. Distribution of a participant's account is made on the termination of his employment with the Company, or earlier at the discretion of the Management Development and Nominating Committee. Cash payments may be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. Until distribution, assets of the Executive Trust are subject to the claims of creditors of the Company or American Standard Inc. Shares of Common Stock held by the Executive Trust are voted by the trustee in accordance with the terms of the trust agreement.

       1996-1998 SUPPLEMENTAL INCENTIVE COMPENSATION PLAN AWARDS IN 1995

                                                                                 ESTIMATED FUTURE PAYOUTS
                                                                                  UNDER NON-STOCK-PRICE-
                                                               PERFORMANCE OR           BASED PLANS
                                                                OTHER PERIOD     -------------------------
                                        NUMBER OF SHARES      UNTIL MATURATION        A             B
                NAME                  UNITS OR OTHER RIGHTS      OR PAYOUT        THRESHOLD      MAXIMUM
------------------------------------  ---------------------   ----------------   -----------   -----------
Emmanuel A. Kampouris...............         (a)                 1/96-12/98      $   295,139   $ 2,361,111
George H. Kerckhove.................         (a)                 1/96-12/98      $   121,875   $   975,000
Horst Hinrichs......................         (a)                 1/96-12/98      $   119,270   $   954,158
Fred A. Allardyce...................         (a)                 1/96-12/98      $    92,667   $   741,334
William A. Klug.....................         (a)                 1/96-12/98      $    75,000   $   600,000
All executive officers as a
  group(27).........................         (a)                 1/96-12/98      $ 2,002,724   $16,021,790
All non-executive officers as a
  group.............................         (a)                 1/96-12/98      $13,019,800   $26,039,600

---------------
(a) Awards are denominated in dollars

     The above table reflects estimated threshold and maximum payouts (based on December 31, 1995 foreign exchange rates where applicable) to Named Officers under the Supplemental Incentive Plan, contingent on the achievement of a pre-determined threshold of management reporting operating earnings (before interest and taxes) of American Standard Inc. in 1998 ("1998 OEBIT"). If the threshold is reached, each Named Officer will receive under the Supplemental Incentive Plan a supplemental payment equal to 50% of his LTIP payout for the 1996-1998 performance period ("1998 LTIP payout"). If such threshold of 1998 OEBIT is exceeded by 5%, each Named Officer will instead receive a supplemental payment equal to 75% of his 1998 LTIP payout, and if the threshold is exceeded by 16.7% or more, each Named Officer will instead receive 100% of his 1998 LTIP payout. Subject to meeting the target conditions, Column A represents the estimated threshold amounts payable to Named Officers and other plan participants, and Column B represents the estimated maximum amounts payable under the Supplemental Incentive Plan. In addition, the Supplemental Incentive Plan requires a participant's continued employment (except in cases of death, disability or retirement) until December 31, 1998 and a minimum period of employment during the term of the plan in order to be eligible to receive an award. The awards, if any, are payable 50% in Common Stock and 50% in cash for executive officers and non-officer executives, and 100% in cash to management participants. In the event a Change of Control (as defined in the Supplemental Incentive Plan) occurs during the plan period, the plan shall end and each participant shall be entitled to receive 100% of his plan award opportunity in cash.

RETIREMENT PLANS

  TERMINATED PLAN

     As a result of the change of control of American Standard Inc. in 1988, the retirement plan of American Standard Inc. covering its U.S. salaried employees was terminated as of June 30, 1988. Thereafter, the accrued benefits of all participants through that date, all of which vested, are provided through annuities purchased with the assets of the terminated plan (the "Terminated Plan"). There were no further benefit accruals under the Terminated Plan after June 30, 1988.

     The annual retirement annuities that are payable to Named Officers, assuming retirement at age 65 and no election of a joint and survivor option and after giving effect to an offset for Social Security benefits, are as follows:
Mr. Kampouris, $90,662; Mr. Kerckhove, $109,828; Mr. Hinrichs, $72,945; Mr. Allardyce, $25,764; and Mr. Klug, $73,866.

  SUPPLEMENTAL RETIREMENT PLAN

     American Standard Inc. currently maintains a supplemental retirement plan (the "Supplemental Retirement Plan") for most of its executive officers, including all of the Named Officers, with benefits payable in the form of a single lump sum settlement that supplements, on the basis of a formula, their annual retirement benefits (if any) under the Terminated Plan.

     The table below shows the annualized target Supplemental Retirement Plan benefit payable to a participant for life from normal retirement date (age 65) based on years of service and covered compensation. Upon retirement, a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the applicable annual amount reflected in the table below over the life expectancy of the retiree, after taking into account all of the offsets described below. If a participant dies after his Supplemental Retirement Plan benefit vests but before he receives such benefit, his spouse is entitled to Plan benefits, but in a reduced amount.

                   HIGHEST
                   3-YEAR
                   AVERAGE                                       YEARS OF SERVICE
                   ANNUAL                       --------------------------------------------------
                COMPENSATION                       10           20            30            40
---------------------------------------------   --------    ----------    ----------    ----------
$ 250,000....................................   $100,000    $  125,000    $  150,000    $  150,000
   500,000...................................   $200,000    $  250,000    $  300,000    $  300,000
   750,000...................................   $300,000    $  375,000    $  450,000    $  450,000
 1,000,000...................................   $400,000    $  500,000    $  600,000    $  600,000
 1,250,000...................................   $500,000    $  625,000    $  750,000    $  750,000
 1,500,000...................................   $600,000    $  750,000    $  900,000    $  900,000
 1,750,000...................................   $700,000    $  875,000    $1,050,000    $1,050,000
 2,000,000...................................   $800,000    $1,000,000    $1,200,000    $1,200,000

     The Supplemental Retirement Plan benefits are based on credited years of service and average annual compensation for the highest three calendar years of the final ten calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service) and are reduced by an offset consisting of certain other retirement benefits, including amounts payable under the Terminated Plan, two times the value of the cumulative basic Company contributions to the executive officer's ESOP account, and Social Security benefits. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment continuation through age 65. Compensation used in determining Supplemental Retirement Plan benefits (covered compensation) includes only salary and bonus reflected in the Summary Compensation Table above. No covered compensation of any Named Officer differs by more than 10% from the salary and bonus set forth in the Summary Compensation Table.

     As of December 31, 1996 the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Kampouris, 31 years; Mr. Kerckhove, 35 years; Mr. Hinrichs, 38 years; Mr. Allardyce, 20 years; and Mr. Klug, 35 years.

     Minimum accrued annual benefits have been established under the Supplemental Retirement Plan for certain Named Officers which, after giving effect to offsets, are estimated as follows: Mr. Kampouris, $427,000; Mr. Kerckhove, $37,000; Mr. Hinrichs, $143,000; and Mr. Klug, $93,000.

CORPORATE OFFICERS SEVERANCE PLAN

     A severance plan for executive officers (the "Officers Severance Plan") was established in 1991. The Officers Severance Plan provides that any participant whose employment is involuntarily terminated by American Standard Inc. without "Cause" (as defined in the Officers Severance Plan) or who leaves American Standard Inc. for "Good Reason" (as defined in the Officers Severance Plan) shall be paid an amount equal to the sum of two (three, in the case of the Chief Executive Officer) times such participant's annual base salary at the rate in effect at the time of termination, a proration of the then Annual Incentive Plan target award (described below) and one (two, in the case of the Chief Executive Officer) times such target award. In addition, group life, accident and disability insurance coverages, as well as group medical coverage, will be continued for up to 24 months (36 months, in the case of the Chief Executive Officer) following such officer's termination. The Named Officers are participants in the Officers Severance Plan.

             MANAGEMENT DEVELOPMENT AND NOMINATING COMMITTEE REPORT
              ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Company's compensation program for its executive officers is administered and reviewed by the Management Development and Nominating Committee (the "Committee") of the Board of Directors. This program, and each of its components, was developed with the assistance of outside consultants. The Committee periodically reviews the Company's compensation program in light of appropriate competitive practices in the United States.

COMPENSATION PHILOSOPHY

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally Hewitt Associates Management Compensation Services Project 777 which is a comparison of fixed and variable annual compensation based upon a corporation's sales.

     The key elements of the total annual compensation for executive officers consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation, stock options and other long-term incentive awards. It is the Committee's objective that a significant portion of an executive's total annual compensation be contingent upon the attainment of one or more performance objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

  BASE SALARY

     The Committee establishes each officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the above-referenced compensation surveys. In keeping with its objective that a significant portion of an executive's compensation be variable and performance-related in nature, base salaries are generally set below the average of competitive marketplace rates for each position. While some exceptions exist, for the most part base salaries for executive officers (including the Chief Executive Officer) were below the average base salary reported for similar positions in the above-referenced compensation surveys.

  ANNUAL INCENTIVE COMPENSATION

     Annual bonuses are based upon various factors, including corporate, operating unit and individual performance during the preceding calendar year. For executive officers other than the Chief Executive Officer, the Committee establishes target awards based on a percentage of salary for each participant, the total of which determines an initial pool available for bonus payments for the year. (As is described in greater detail below, the annual bonus paid to the Chief Executive Officer is determined at the discretion of the Committee following the end of the fiscal year.) An operating plan is established annually which sets goals for overall corporate performance relating to earnings (before interest and taxes) and cash flow. At year end, corporate performance is compared to these goals to determine the percentage of the established goals attained. This percentage is then applied to the initial bonus pool to determine the amount available for annual bonuses. The actual bonus amount paid to each participant, including the executive officers, from this available pool is based upon management's and the Committee's subjective evaluation of individual performance criteria and operating group performance, where appropriate.

     For 1996, corporate performance was below the levels of operating performance targeted in the operating plan. Accordingly, the amount credited by the Committee to the bonus pool for distribution as annual bonuses for 1996 was below targeted levels.

  LONG-TERM INCENTIVE COMPENSATION AWARDS

     Executive officers of the Company also participate in the Company's Long-Term Incentive Compensation Plan ("LTIP") and 1996-1998 Supplemental Incentive Compensation Plan which provide such individuals with additional incentive compensation based upon the achievement of various corporate performance goals.

     Incentive payments, the amounts of which have not yet been determined, will be awarded to executive officers with respect to fiscal year 1996 under the Company's LTIP for the 1994-1996 performance period based upon the achievement of company-wide goals relating to inventory turnover rates and operating earnings margin (as a percent of sales). The target amount ranges from 120% to 170% of an executive's average base salary during the participation period, based upon the individual's position. If a minimum threshold level of performance is not reached, no payments are made for the performance period. A maximum payment of twice the target award may be made for performance substantially above target levels. The final achievement level has not yet been determined. The Company expects that actual performance will result in payments above the target levels.

     Effective May 1, 1994 the Company implemented the Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of a certain pre-determined threshold of management reporting operating earnings (before interest and taxes) and threshold targets established for the LTIP 1993-1995 performance period. Because the Company has achieved 100% of the earnings target under the Supplemental Incentive Compensation Plan, payments to executive officers were made in 1996 equal to the actual award under the LTIP 1993-1995 performance period. The payment of these awards is 50% in Common Stock and 50% in cash.

     Effective January 1, 1996, the Company implemented the 1996-1998 Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. No payments will be made under the 1996-1998 Supplemental Incentive Compensation Plan unless the threshold targets established for the LTIP 1996-1998 performance period are achieved. If those targets are met, payments equal to 50% of the actual award under the LTIP performance period will be made if a certain pre-determined threshold of management reporting operating earnings (before interest and taxes), exclusive of any significant business acquisitions, is reached. The amount of such payments will be adjusted upward to reflect performance exceeding the threshold up to a maximum amount equal to the maximum amount payable under the 1996-1998 LTIP performance period. The payment of these awards is generally contingent upon continued employment, and will be made, if at all, 50% in Common Stock and 50% in cash.

     Additionally, the Company has established an equity based compensation plan under which the Committee may award stock options, restricted stock and other performance based awards to executive officers beginning in fiscal year 1995. With the exception of one newly elected officer, no stock options were granted to executive officers during 1996.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  BASE SALARY

     Consistent with the above-stated policies, Mr. Kampouris' base salary for 1996 was 13% below the average base salary payable for chief executive officers for companies having comparable sales. Mr. Kampouris received a 16.7% increase in base salary during 1996, which was only the second such increase in base salary since becoming the Chief Executive Officer of the Company in 1989.

  ANNUAL INCENTIVE COMPENSATION

     Consistent with past practices for paying compensation to the Company's Chief Executive Officer, Mr. Kampouris received a bonus for 1996 services of $1,500,000, which was determined based on the Committee's subjective determination of his performance and that of the Company during 1996.

  LONG-TERM INCENTIVE COMPENSATION

     It is expected that Mr. Kampouris will receive long term incentive payments under the LTIP for the performance period ended in 1996 based on the same factors and considerations that apply to executive officers generally.

COMPLIANCE WITH SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. The proposed regulations under Section 162(m) generally provide an exemption from the provisions of
Section 162(m) for a period following a Company's transition to a public company with respect to compensation paid under pre-existing plans. Therefore, compensation payable pursuant to those plans in existence at the time of the Company's February 1995 initial public offering was not subject to Section 162(m) in 1996. As Section 162(m) will apply to any newly established plans, the Company sought shareholder approval of the 1996-1998 Supplemental Incentive Compensation Plan to ensure that any compensation paid thereunder will be deductible. Such approval was granted at the Company's Annual Meeting on May 2, 1996. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to
Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

                                          Joseph S. Schuchert, Chairman
                                          Steven E. Anderson
                                          Roger W. Parsons
                                          J. Danforth Quayle

PERFORMANCE GRAPH

     Performance Comparison. The following graph and table compare the cumulative total stockholder return on the Company's Common Stock from February 3, 1995, the date of the initial public offering of the Common Stock, through December 31, 1996 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified Industrials) Index (neither of which include the Company), using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table, however, are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on February 3, 1995 and the reinvestment of all dividends.

                                                                             S&P MANUFACTURING
        MEASUREMENT PERIOD           AMERICAN STANDARD                         (DIVERSIFIED
      (FISCAL YEAR COVERED)           COMPANIES INC.       S&P 500 INDEX       INDUSTRIALS)
INDEXED RETURNS 3FEB95                             100                 100                 100
INDEXED RETURNS 31DEC95                         140.88              131.43              134.63
INDEXED RETURNS 31DEC96                         192.45              161.61              185.53

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Schuchert, a director of the Company and American Standard Inc., is a member of the Management Development and Nominating Committee of the Company's Board of Directors. He is Chairman and Chief Executive Officer of Kelso & Companies, Inc. (the general partner of Kelso) and a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Pursuant to the Stock Disposition Agreement, ASI Partners agreed to dispose of substantially all of its 20,838,656 shares of Common Stock by means of a secondary public offering of approximately 12.4 million shares of Common Stock (including 1.6 million shares subject to the underwriters' over-allotment option), the repurchase by the Company of approximately 4.6 million shares of Common Stock and distribution by ASI Partners of the remaining shares to its investors. As of the date of this Proxy Statement, ASI Partners had disposed of all of such 20,838,656 shares. As a result, ASI Partners currently no longer owns any of the Company's Common Stock and the Company and ASI Partners have terminated the Amended and Restated Stockholders Agreement among the Company, ASI Partners and certain of the Company's employees, pursuant to which ASI Partners had the right, among other things, to designate a certain number of nominees for election to the Company's Board of Directors. In connection with the offering and repurchase transactions,

ASI Partners received from the Company warrants (the "Warrants") to purchase three million shares of the Company's Common Stock at a purchase price of $55 per share, expiring February 18, 2002. If there is a change of control of the Company consummated in a manner specified in the Stock Disposition Agreement (a "Transaction") prior to January 31, 1998 (or October 31, 1998 for a Transaction proposed prior to January 31, 1998 but not consummated or withdrawn as of January 31, 1998), the Company would be required to make a cash payment to ASI Partners based upon the excess, if any, of the consideration per share received by holders of the Company's Common Stock in the Transaction over the $45 per share received by ASI Partners in respect of all shares sold by it in such offering and repurchase transactions. If a Transaction occurs entitling ASI Partners to such a payment, the Warrants would not be exercisable and would expire upon the consummation of such Transaction and will in any event not be exercisable until the possibility of such a payment no longer exists.

     In April 1996, American Standard Inc. acquired the 30% of Alimenterics Inc., a New Jersey corporation engaged in research, development and sale of certain medical diagnostic equipment and technology ("Alimenterics"), not already owned by it from Devices and Diagnostics, Inc., a New Jersey corporation wholly-owned by Dr. Janet George Murnick. The purchase price was $5.4 million, plus an additional $2.0 million payable upon achievement by Alimenterics of certain financial goals, payable in shares of the Company's Common Stock at an average price per share of $26.675, plus such additional shares of Common Stock, if any, as may be determined pursuant to a formula comparing the value of such initially issued shares at the end of 2000 with the initial cash equivalents thereof plus interest deemed to have accrued thereon at a rate equal to the compound annual internal rate of return on invested capital in Alimenterics from the date of such acquisition, to be calculated based upon an appraisal of the fair market value of Alimenterics at the end of the year 2000. Following completion of the transaction, Dr. Murnick was elected a Vice President of the Company.

     Mr. Nickell, a director of the Company and American Standard Inc. until his resignations on March 24, 1997, is President of Kelso & Companies, Inc. (the general partner of Kelso) and a general partner of Kelso American Standard Partners, L.P., the general partner of ASI Partners.

     Mr. Schuchert, a director of the Company, formed a general partnership, SW Investment Associates ("SW Associates"), for the purpose of acquiring a 75% equity interest in BSG Laboratories Inc., a company developing audio speaker and noise abatement systems ("BSG"), for $6 million and commitments to provide, arrange for or guarantee certain aggregate indebtedness of BSG up to $9 million. Among the investors in SW Associates is a limited partnership of which American Standard Inc. is the general partner and the limited partners are certain executive officers of American Standard Inc., who had agreed in April 1995 to invest in SW Investment Associates. Mr. Schuchert, a general partner in Kelso American Standard Partners, L.P. (the general partner of ASI Partners), is a general partner of SW Associates and owns approximately a 33% interest therein. American Standard Inc., Mr. Kampouris and 14 other officers of American Standard Inc. have agreed to invest $4,060,000, $120,000 and $195,000, respectively, in SW Investment Associates, which will constitute an aggregate ownership interest therein of approximately 32%.

     The Company has invested in three Cayman Islands corporations, A-S China Plumbing Products, Limited ("ASPPL"), Wabco Automotive Products, Limited and A-S Air Conditioning Products Limited ("ASAP"), used for the establishment of various joint ventures in the People's Republic of China. In 1994 and 1995, respectively, shares in ASPPL and ASAP were sold to certain institutions and other investors. Certain executive officers, including Messrs. Kampouris, Kerckhove and Allardyce, and other employees of the Company and its subsidiaries, purchased indirect interests of less than 1% in ASPPL and, also including Mr. Klug, in ASAP.

     Mr. Mizushima, a director of American Standard Inc. and the Company, is President and Chief Operating Officer of Daido Hoxan Inc., a Japanese corporation which had an approximately 13% limited partnership interest in ASI Partners. Daido Hoxan Inc. and Kelso and its affiliates have engaged in certain transactions, including transfers of limited partnership interests in ASI Partners and the provision by Daido Hoxan Inc. of consulting services. Daido Hoxan Inc. is a non-exclusive distributor of the Company's plumbing products in Japan. Its transactions as a distributor with American Standard Inc. and its subsidiaries, which were on customary terms and in the ordinary course of business, have not been material to either the Company or Daido Hoxan Inc. American Standard Inc. also entered into leasing transactions with an affiliate of Daido Hoxan Inc. whereby it has leased certain machinery and equipment on financial terms that were comparable to those available from other leasing companies. The leasing transactions were not material to either the Company or Daido Hoxan Inc.

     Fidelity Management Trust Company ("Fidelity") is the owner of record of the shares of Common Stock held by the ESOP, a 15.3% beneficial owner of the Company's shares. Fidelity was paid by the Company approximately $351,292 in 1996 for services in connection with administering the Company's ESOP and American Standard Inc.'s Savings Plan.

     Mr. Nickell's father is an officer and owns more than 10 percent of AC Corporation, a contracting company which purchases air conditioning products from the Company's Trane Division. Such purchases in 1995 were on customary terms and in the ordinary course of business and were not material to either the Company or AC Corporation.

              2.  APPROVAL OF THE AMERICAN STANDARD COMPANIES INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     On March 6, 1997, upon recommendation of the Committee, the Board of Directors approved a management proposal to offer to employees of the Company and its subsidiaries, on a worldwide basis, The American Standard Companies Inc. Employee Stock Purchase Plan (the "Plan") on the terms presented to the meeting. The Board is seeking stockholder approval of the Plan to satisfy the requirements of Section 423 of the Internal Revenue Code ("Section 423") and thereby obtain certain tax benefits for the Plan and those employees who choose to participate in the Plan. The purpose of the Plan is to offer substantially all such employees an opportunity to purchase shares of Common Stock on attractive terms so they may directly share in the responsibility for and participate in the Company's performance.

     As of the date of this Proxy Statement, the complete terms and conditions of the Plan have not been finalized because of the need to incorporate into the Plan certain provisions necessary to permit the Plan to be offered to employees located in certain countries outside the United States. The Board of Directors has delegated authority to the Management Development and Nominating Committee to adopt such additional terms and conditions, not inconsistent with the terms of the Plan as approved by the Board, to implement and operate the Plan and permit it to be offered to the largest number of Company employees on a cost and tax efficient basis.

     The Plan will offer employees the opportunity periodically to purchase shares of Common Stock from the Company at a per share price equal to 85 percent of the per share market price for Common Stock on the date of purchase. By structuring the Plan to comply with Section 423, which requires stockholder approval, employees who purchase Common Stock under the Plan will not be deemed to receive income in respect of the 15 percent discount from the market price.

     The Board of Directors has authorized 1 million shares of Common Stock to be issued under the Plan, and purchases of shares under the Plan will be limited to $25,000 per employee, per year. As of the date of this Proxy Statement, the Company had approximately 44,000 employees located in 40 countries. Shares purchased under the Plan may not be sold prior to the first anniversary of their date of purchase. The shares to be offered under the Plan will be listed on the New York Stock Exchange and registered with the Commission, as well as under the laws of certain other jurisdictions as required to permit the Plan to be offered to employees located in such jurisdictions. Subject to stockholder approval, it is anticipated that the offering of Common Stock under the Plan will commence in the United States as early as the third quarter of 1997 and be expanded to include employees located outside the United States as soon as practicable thereafter, subject to satisfaction of applicable local legal requirements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMERICAN STANDARD COMPANIES INC. EMPLOYEE STOCK PURCHASE PLAN.

                       3.  RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has re-appointed, in accordance with the recommendations of its Audit Committee, the names of whose members appear on page 7, Ernst & Young LLP as independent Certified Public Accountants to examine the consolidated financial statements of the Company for the year 1997 upon such terms as are fixed by the Board of Directors. The Board of Directors recommends that such appointment be ratified by the stockholders. If the appointment of Ernst & Young LLP is not ratified by stockholders, the Board of Directors and the Audit Committee will give consideration to the appointment of other independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will also be available to respond to appropriate questions.

1998 STOCKHOLDER PROPOSALS

     Any proposal a stockholder wishes to submit in accordance with the proxy rules of the Commission for inclusion in the Company's 1998 proxy statement must be received by the Company at its executive offices at the same address set forth on page 2 of this Proxy Statement no later than December 1, 1997. In addition, proposals by stockholders are subject to the provisions of the Company's Amended By-Laws, which may not be read to shorten the time period set forth in the proxy rules for inclusion of stockholder proposals in proxy materials prepared by the Company under the Securities Exchange Act of 1934. In accordance with the Company's Amended By-Laws, stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders that are not intended to be considered for inclusion in the Company's proxy statement must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the 1998 Annual Meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, proposals must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed.

              4.  OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters to be presented for action at the meeting. However, if any such other matters are presented for action, it is the intention of the proxy holders named in the enclosed form of proxy to vote on such matters in accordance with their discretion.

                                          By order of the Board of Directors,

                                                  /s/ Richard A. Kalaher
                                                    RICHARD A. KALAHER
                                             Vice President, General Counsel
                                                      and Secretary

March 26, 1997

American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08854

AMERICAN STANDARD COMPANIES INC.                   PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 1, 1997.

The undersigned hereby appoints Emmanuel A. Kampouris, Fred A. Allardyce and Richard A. Kalaher, and each of them, proxies, with full power of substitution, to vote all the shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 1, 1997, at 10:00 A.M. (EDT), at the Embassy Suites Hotel, Embassy Ballroom, 121 Centennial Avenue, Piscataway, New Jersey, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED BELOW AND ON THE REVERSE SIDE OF THIS CARD AND IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. NO MATTER TO BE VOTED UPON IS RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.

YOUR VOTE FOR THE ELECTION OF DIRECTORS SHOULD BE INDICATED ON THE REVERSE SIDE OF THIS CARD. Nominees for Class II Directors (to serve until the 2000 Annual Meeting) are: Shigeru Mizushima, J. Danforth Quayle and Joseph S. Schuchert. YOUR VOTE ON THE APPROVAL OF THE AMERICAN STANDARD COMPANIES INC. EMPLOYEE STOCK PURCHASE PLAN SHOULD BE INDICATED ON THE REVERSE SIDE OF THIS CARD. YOUR VOTE ON THE RATIFICATION OF AUDITORS SHOULD ALSO BE INDICATED.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO CITICORP-WWSS-INVESTOR SERVICES, C/O CORPORATE ELECTION SERVICES, P.O. BOX 3230, PITTSBURGH, PENNA. 15230, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

[ ]X PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

    TO VOTE FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM "1". TO WITHHOLD VOTING FOR ALL NOMINEES, MARK THE "WITHHOLD" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND ENTER NAME(S) OF THE EXCEPTION(S) IN THE SPACE PROVIDED; YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

              DIRECTORS RECOMMEND A VOTE "FOR" ON 1, 2 AND 3 BELOW

1.     Election of All Class II Director Nominees.                         FOR     WITHHELD     FOR ALL EXCEPT
       Exceptions _______________________________________________          [ ]        [ ]             [ ]

2.     Approval of The American Standard Companies Inc. Employee           FOR      AGAINST         ABSTAIN
       Stock Purchase Plan.                                                [ ]        [ ]             [ ]

3.     Proposal to ratify the appointment of Ernst & Young LLP as          FOR      AGAINST         ABSTAIN
       Independent Certified Public Accountants for 1997.                  [ ]        [ ]             [ ]

                                              SIGN HERE AS NAME(S) APPEAR ABOVE.

                                              __________________________________

                                              __________________________________

                                              PLEASE SIGN THIS PROXY AND RETURN
                                              IT PROMPTLY WHETHER OR NOT YOU
                                              PLAN TO ATTEND THE MEETING. IF
                                              SIGNING FOR A CORPORATION OR
                                              PARTNERSHIP OR AS AGENT, ATTORNEY
                                              OR FIDUCIARY, INDICATE THE
                                              CAPACITY IN WHICH YOU ARE SIGNING.
                                              IF YOU DO ATTEND THE MEETING AND
                                              DECIDE TO VOTE BY BALLOT, SUCH
                                              VOTE WILL SUPERSEDE THIS PROXY.

                                              DATE _______________________, 1997